UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STARBUCKS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fees paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1)

January 25, 2024

Dear Fellow Starbucks Shareholder,

It is an exciting time for Starbucks. We are accelerating the next phase of our growth plans and, at the same time, navigating an increasingly complex environment – one that calls for bold and experienced leadership. As a shareholder, you can help ensure Starbucks continues to deliver long-term value for shareholders and other stakeholders, including our partners and customers. Your vote at the upcoming Annual Meeting will determine the strength and effectiveness of the Starbucks Board of Directors. We encourage you to review the Starbucks proxy solicitation materials carefully and use the enclosed WHITE proxy card to vote today ONLY “FOR” each of the 11 Starbucks nominees.

We believe our skilled nominees have the background, qualifications, and judgement to effectively oversee Starbucks ambitious business strategy to drive shareholder value. The Board consists of world-class leaders with deep experience managing complex, global organizations and navigating a constantly evolving operating environment. Our directors reflect a diversity of backgrounds and experiences, as well as an appropriate balance of continuity and fresh perspectives. And our committee chairs are focused on ensuring Starbucks delivers on its promises to stakeholders in key areas. This highly engaged Board is dedicated to working hard to deliver long-term value.

You may receive proxy materials (including a blue proxy card) from The Strategic Organizing Center (“SOC”), which is affiliated with Service Employees International Union. SOC has nominated three individuals in opposition to three of the Starbucks Board nominees.

While we are required to list the SOC nominees on the enclosed WHITE proxy card, we strongly recommend that you vote ONLY “FOR” each of the 11 Starbucks nominees. We strongly urge you to disregard any materials sent to you by SOC, including any blue proxy card, and NOT to vote using any blue proxy card. If you have any questions about voting your shares, please call our proxy solicitor at the numbers shown below.

Starbucks Board Has Delivered Value

Starbucks and its Board are committed to a process of continuous improvement and transformation.

The Board works closely with management as they adapt to a constantly changing environment, and we are positioned to maintain our leadership and to capitalize on our unmatched potential. Our investments and other proactive Board actions have delivered significant value for shareholders. Over the last 10 years, Starbucks has produced a strong total shareholder return (“TSR”) of 195%1. More recently, the Board has overseen changes to leadership and operations that are already having a significant positive impact.

Specifically, the Board appointed Laxman Narasimhan as ceo in March 2023 following a six-month immersion program. The Board has also undergone a process of regular refreshment, with five additional Board appointments designed to address our ever-evolving business and industry. The Board developed and approved the adoption of the Triple Shot Reinvention with Two Pumps Plan in November 2023. In addition to the appointments of Beth Ford (CEO, Land ‘O Lakes) and Wei Zhang (Former Senior Advisor and Present, Alibaba Pictures) in this past year, on January 9, 2024, Starbucks appointed to the Board Neal Mohan (CEO, YouTube), Daniel Servitje (CEO, President and Chairman, Grupo Bimbo SAB de CV), and Mike Sievert (CEO, President and Director, T-Mobile, USA), who offer diverse viewpoints and bring remarkable expertise across consumer technology, media, operations, and human capital management.

The Board’s focus on staying ahead of consumer and industry trends has paid off. Starbucks business model is designed to have long-term sustainable advantages that our peers simply do not. Our customers value Starbucks industry-leading digital experience and have returned to our stores in force, driving post-pandemic demand and market share. To serve this accelerated demand, Starbucks took aggressive action, underpinned by the voice of our partners. We invested in technology, equipment, and our partners. We opened more Drive-Thru and purpose-built stores. We introduced proprietary customization and cold beverage-specific equipment (e.g., Siren System Cold & Food stations). This strong foundation supports our customer and partner experiences.

These investments are already delivering shareholder returns.

•	In our 2023 fiscal year, revenue grew 12%, and comparable store sales grew 8%. GAAP earnings per share grew 27%. Non-GAAP earnings per share grew 20%.

•	From fiscal years 2022 to 2023, GAAP operating margins expanded from 14.3% to 16.3%. Non-GAAP operating margins expanded from 15.1% to 16.1%.

•	Our performance in Q4 of fiscal year 2023, and our expectations for fiscal year 2024, are similarly strong and demonstrate the momentum behind our Triple Shot Reinvention with Two Pumps Plan.

Starbucks Commitment to Partner Success Is Core to Who We Are

Starbucks partners are the heart of our business. Their individual success is key to our whole company’s success. The Board has experience in human capital management at some of the largest, most complex public companies globally. We offer industry-leading compensation and benefits, and over the past three years have invested nearly $9bn to augment the partner experience, with more than $3bn in direct partner investments. We have nearly doubled hourly cash compensation for partners since fiscal year 2020. We are implementing scheduling and paid

[1]	Represents aggregate total return from January 24, 2014 through January 24, 2024.

vacation time improvements. We are providing career mobility opportunities, including through a first of its kind partnership with Arizona State University’s top-ranked online degree program where Starbucks has covered tuition and fees upfront for more than 12,000 partners to date. Our turnover has decreased to below pre-pandemic levels and leads our industry. Partners’ tenures are longer, and their hours expectations are improving.

As ceo, Laxman has worked to ensure Starbucks culture embodies our values. Under his leadership, we launched a new mission statement, promises, and values that hold the partner experience at their center, leading to a meaningful improvement in partner sentiment.

We do our best to meet our partners’ high expectations. When we don’t get it right, we are committed to learning and improving.

Starbucks respects the right of all partners to make their own decisions regarding union organization, and we will strive to always engage honestly and in good faith, including through collective bargaining. In December 2023, in response to a shareholder proposal, Starbucks disclosed the results of an independent assessment of our adherence to the principles of freedom of association and the right to collective bargaining. The assessment found that Starbucks has shown consistent progress over the last two years. It found that strategic investments in a stronger governance process have had a tangible impact.

We are committed to better communicating with unions elected to represent our partners and are pursuing a path forward that would allow us to resume productive contract negotiations for our represented U.S. partners.

The Starbucks Board is Overseeing Improvements to Partner Engagement

Our nominees are focused on partner success to guide Starbucks path forward.

In addition to implementing our refreshed strategic plan, in November 2023, the Board established a new Environmental, Partner and Community Impact Committee (“Impact Committee”). The Impact Committee will assist the Board in fulfilling its oversight responsibilities with respect to evolving regulations and accountability across standards as they apply to Starbucks partners and stakeholders. It will also track Starbucks progress towards its environmental, partner, and community impact commitments.

The Starbucks Board Has the Right Members to Navigate the Current Environment

The Board is proud of Starbucks success in delivering both strong financial performance and continuous progress on our commitments to stakeholders. However, we anticipate continued external challenges ahead and know there is more for Starbucks and the Board to accomplish. Managing a global organization such as Starbucks and navigating issues across multiple dimensions requires leadership with the experience, perspective, and flexibility to balance competing priorities. The Board has the ability to remain dynamic and proactive in overseeing the management of Starbucks.

The SOC Nominees Would Not be Valuable Additions to the Starbucks Board

The chair of the Board and the chairs of our Impact Committee and Nominating and Corporate Governance Committee met with the SOC nominees. Additionally, the Board and Nominating and Corporate Governance Committee reviewed the background and experience of these individuals and concluded that the SOC nominees do not possess the mix of necessary experience, skills, qualifications, and other attributes that would allow them to add meaningful value in addressing many of the key considerations faced by the Board. The Board must apply a holistic approach in evaluating Starbucks business strategy and provide a balanced perspective for the benefit of our shareholders, partners, customers, and other stakeholders. The SOC nominees’ limited backgrounds and experiences do not offer a holistic and balanced perspective in the same way that the Starbucks nominees do. Therefore, the Board recommends Starbucks shareholders vote on the WHITE proxy card and only in favor of each of the 11 Starbucks nominees – Ritch Allison, Andy Campion, Beth Ford, Mellody Hobson, Jørgen Vig Knudstorp, Neal Mohan, Satya Nadella, Laxman Narasimhan, Daniel Servitje, Mike Sievert, and Wei Zhang.

Vote the WHITE Proxy Card TODAY – Protect the Value of Your Investment

The Starbucks Board takes aggressive actions that we believe are in the best interests of our shareholders, partners, customers, and other stakeholders.

Use the enclosed WHITE proxy card to vote today ONLY “FOR” each of the 11 Starbucks nominees. Do NOT vote using any blue proxy card that may be sent to you by SOC.

Your vote is important. Thank you for your consideration and continued support.

With respect and gratitude,

Mellody Hobson
Starbucks Board of Directors independent chair

Please vote your shares by Internet, telephone, or by mail TODAY by following the simple instructions on the WHITE proxy card. If you received this letter by email, you may simply click the WHITE “VOTE NOW” button in the email.

If you have any questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call:

1(888) 750-5884 (toll-free from the U.S. and Canada), or

+1(412) 232-3651 (from other countries)

Remember, please do not vote using any blue proxy card you may receive from SOC. Use the WHITE proxy card to vote today ONLY for each of the 11 highly qualified Starbucks director nominees.

Non-GAAP Disclosure

In addition to the GAAP results provided in this letter, Starbucks provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States (“GAAP”). Our non-GAAP financial measures of non-GAAP operating margin and non-GAAP earnings per share exclude the below-listed items and their related tax impacts, as they do not contribute to a meaningful evaluation of Starbucks future operating performance or comparisons to Starbucks past operating performance. The GAAP measures most directly comparable to non-GAAP operating margin and non-GAAP earnings per share are operating margin and diluted net earnings per share, respectively.

Non-GAAP Exclusion	Rationale
Restructuring and impairment costs	Management excludes restructuring and impairment costs for reasons discussed above. These expenses are anticipated to be completed within a finite period of time.

Transaction and integration-related costs	Management excludes transaction and integration costs, primarily amortization, of the acquired intangible assets for reasons discussed above. Additionally, we incur certain costs associated with certain divestiture activities. The majority of these costs will be recognized over a finite period of time.

Gain on sale of assets	Management excludes the gain related to the sale of assets to Nestlé, primarily consisting of intellectual properties associated with the Seattle’s Best Coffee brand, as these items do not reflect future gains or tax impacts for reasons discussed above.

Sale of certain joint venture operations and retail operations	Management excludes the gain or loss, and subsequent adjustments, if any, related to the sale of certain joint venture and retail operations as these activities were specific to the sale and for reasons discussed above.

Non-GAAP operating margin and non-GAAP earnings per share may have limitations as analytical tools. These measures should not be considered in isolation or as a substitute for analysis of Starbucks results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than Starbucks does, limiting the usefulness of those measures for comparative purposes.

STARBUCKS CORPORATION

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

(unaudited, in millions except per share data)

	Year Ended (1)
Consolidated	Oct 1, 2023	Oct 2, 2022	Change
Operating margin, as reported (GAAP)	16.3%	14.3%	200 bps
Restructuring and impairment costs (2)	0.1	0.1
Transaction and integration-related costs (3)	—	0.6
Gain on sales of assets	(0.3)	—

Non-GAAP operating margin	16.1%	15.1%	100 bps

Diluted net earnings per share, as reported (GAAP)	$3.58	$2.83	26.5%
Restructuring and impairment costs (2)	0.02	0.04
Transaction and integration-related costs (3)	0.00	0.17
Gain on sale of assets	(0.08)	—
Gain resulting from divestiture of certain company-operated business and joint venture operations	—	(0.01)
Correction of prior year estimated tax expense (4)	—	(0.02)
Income tax effect on Non-GAAP adjustments (5)	0.02	(0.05)

Non-GAAP EPS	$3.54	$2.96	19.6%

(1)	Certain numbers may not foot due to rounding convention.
(2)	Represents costs associated with our restructuring efforts.
(3)

Fiscal 2023 includes transaction-related expenses related to the sale of our Seattle’s Best Coffee brand. Fiscal 2022 includes amortization expense of acquired intangible assets associated with the acquisition of East China as well as other expenses associated with our Russia market exit and with the sale of our Evolution Fresh business.

(4)	Represents a beneficial return-to-provision adjustment related to the prior year divestiture of certain joint venture operations that also received non-GAAP treatment.
(5)	Adjustments were determined based on the nature of the underlying items and their relevant jurisdictional tax rates.

Forward-Looking Statements

This document contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding Starbucks Corporation (“Starbucks”) plans, strategies, prospects, and expectations regarding its business and industry are forward-looking statements. They reflect Starbucks expectations, are not guarantees of performance, and speak only as of the date hereof. Except as required by law, Starbucks does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Starbucks business results are subject to a variety of risks, including those that are described in its Annual Report on Form 10-K for the fiscal year ended October 1, 2023 and subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”).

Important Shareholder Information

Starbucks filed a definitive proxy statement and a white proxy card with the SEC in connection with its solicitation of proxies for its 2024 Annual Meeting. STARBUCKS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS, AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may or will be able to obtain the proxy statement, any amendments or supplements to the proxy statement, and other documents without charge from the SEC’s website at www.sec.gov.

Participant Information

Starbucks, its directors, director nominees, certain of its officers, and other employees are or will be “participants” (as defined in Section 14(a) of the Exchange Act of 1934) in the solicitation of proxies from Starbucks shareholders in connection with the matters to be considered at the 2024 Annual Meeting. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Starbucks definitive proxy statement on Schedule 14A filed with the SEC on January  25, 2024, on the section entitled “Beneficial Ownership of Common Stock (on page 103 and available here) and Appendix B (on page B-1 and available here). To the extent the holdings by the “participants” in the solicitation reported in the Starbucks definitive proxy statement have changed, such changes have been or will be reflected on “Statements of Change in Ownership” on Forms 3, 4 or 5 filed with the SEC. All these documents are or will be available free of charge at the SEC’s website at www.sec.gov.